Exhibit 99.2

Cytec Board Announces Chairman and CEO David Lilley’s Intent to Retire on December 31st, 2008

Board Elects Shane Fleming Chairman and Chief Executive Officer Effective January 1st, 2009

WEST PATERSON, N.J.--(BUSINESS WIRE)--October 16, 2008--The Board of Directors of Cytec Industries Inc. (NYSE:CYT) announced today that Chairman and Chief Executive Officer, David Lilley’s decision to retire effective December 31st, 2008. The Board of Directors has elected Shane Fleming to succeed Mr. Lilley as Chairman of the Board and Chief Executive Officer effective January 1st, 2009. After January 1st and until the annual stockholders meeting in April 2009, Mr. Lilley will remain on the Board as a non-executive Director and will continue to work with the Board, Mr. Fleming and the Cytec executive team to ensure a smooth transition of leadership.

Mr. Fleming joined the Cytec predecessor company in 1983 in the Mining Chemicals group, and over the years has taken positions of increasing responsibility in the USA, Australia, and in the Asia Pacific region. In 2003, Shane took global responsibility for Cytec’s specialty chemicals business and then in 2005, following the acquisition of the UCB chemicals business, he relocated to Brussels to assume full responsibility for the combined specialty chemical operations. He was appointed President and Chief Operating Officer in July of this year.

Chris Davis, Cytec, Lead Director, commented: “The Board looks forward to working with Shane when he takes up his new responsibilities as Chairman and CEO in January 2009. During his many years with Cytec, most recently as President and Chief Operating Officer, Shane has proven to be a focused, decisive leader who we believe is well positioned to lead Cytec into the future.”

Ms. Davis added: “David has been an excellent leader of Cytec over the past ten years in developing and implementing the company’s global growth strategies including the successful integration of several important acquisitions and the timely divestiture of certain non-strategic assets. In addition, his focus on integrity, communications and the training and development of the company’s leadership team have positioned Cytec for continued success going forward. David will certainly be missed.”

Mr. Lilley became Chairman and Chief Executive Officer of Cytec in January 1999 after serving as President from January 1997. Under Mr. Lilley’s leadership, Cytec Industries grew from $1.3 Billion to $3.5 Billion in total sales and nearly doubled its net after tax earnings. In addition, the company expanded its global presence through successful acquisitions of Fiberite and UCB Surface Specialties and a rationalization of the business portfolio to focus on higher growth and margin product lines.

David Lilley remarked, “I have every confidence that Shane and the whole Cytec team will remain dedicated to improving Cytec and rewarding our shareholders. Shane has demonstrated exemplary leadership skills and is well equipped to lead Cytec in today’s difficult economic conditions through a dedicated focus on innovation and productivity. I believe that Cytec has the plans, the products and above all the highly motivated and capable people to take Cytec to the next level of performance.

Mr. Lilley continued, “It has been my privilege to serve Cytec over the last ten years, and I greatly appreciate the tremendous support I have received from all my colleagues in the company. We have improved our global competitiveness and positioned ourselves well for improved profitability despite the existing difficult economic challenges. I am also pleased that even as we changed Cytec’s business portfolio, we remained true to our Values of putting Safety first and always operating to the highest ethical standards.”

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CONTACT:
Cytec Industries Inc.
Jodi Allen, 973-357-3283